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                               ORYX ENERGY COMPANY

                       EXECUTIVE DEFERRED COMPENSATION PLAN


























                                       AMENDED AND RESTATED SEPTEMBER 6, 1995

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                             ORYX ENERGY COMPANY

                     EXECUTIVE DEFERRED COMPENSATION PLAN

                              TABLE OF CONTENTS

ARTICLE                          DESCRIPTION                           PAGE
---------------------------------------------------------------------------
        Introduction                                                      1
   I    Definitions                                                     2-3
  II    Deferral of Compensation                                          3
 III    Deferred Compensation Accounts                                  3-5
  IV    Payment of Deferred Compensation                                5-6
   V    Designation of Beneficiaries                                      6
  VI    Source of Payments                                                7
 VII    Nonalienation of Benefits                                         7
VIII    Acceptance of Terms                                               7
  IX    Administration of the Plan                                        8
   X    Termination and Amendment                                         8
  XI    Construction                                                      8
 XII    Governing Law                                                     9
XIII    Effective Date                                                    9






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                              ORYX ENERGY COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                                  INTRODUCTION

 A. All individuals who are Career Band E employees of Oryx Energy Company (hereinafter called the "Company") participating in the Variable Incentive Plan (hereinafter called the "VIP") of the Company, constitute a select group of management or highly compensated employees.

 B. The VIP provides that the Company may pay bonuses annually as additional compensation to employees who have principally contributed to the success of the Company.

 C. The Company has established this Executive Deferred Compensation Plan to provide Career Band E participants in the VIP with the option to irrevocably defer the receipt of all or a portion of the compensation to which such participants would otherwise be entitled, subject to the terms and conditions hereinafter set forth.

 D. The Company has also established this Executive Deferred Compensation Plan to provide for the continued deferral and ultimate payment of amounts deferred by certain Company employees under the predecessor Deferred Compensation Plan, subject to the terms and conditions hereinafter set forth.





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                                 ARTICLE I

                                DEFINITIONS

 1.1 CASH UNIT is the entry in a Deferred Compensation Account at a credit equal to one dollar.

 1.2 COMMITTEE means the Compensation Committee of the Board of Directors of Oryx Energy Company.

 1.3 DEFERRED COMPENSATION ACCOUNT with respect to any Participant means the total amount of the Company's liability to pay a Participant the deferred amount of Shares or cash in his account, in addition to any interest or dividend accumulation. The Deferred Compensation Account shall include the amount transferred from the predecessor Deferred Compensation Plan to this Plan as of November 1, 1988, plus any interest accumulation.

 1.4 DIVIDEND EQUIVALENT is the entry in a Deferred Compensation Account of a dividend credit with respect to a Share Unit, each Dividend Equivalent being equal to the dividend paid from time to time on a Share.

 1.5 INTEREST EQUIVALENT is the entry in a Deferred Compensation Account of an interest credit with respect to a Cash Unit, the interest factor being equal to the quarterly rate of return from the Stable Value Fund of the Oryx Energy Company Capital Accumulation Plan.

 1.6 PARTICIPANT means any individual in Career Band E who meets the eligibility requirements of the VIP and who is participating in this Plan. Participant also means any person for whom an amount was transferred from the predecessor Deferred Compensation Plan to this Plan.

 1.7 PERMANENT AND TOTAL DISABILITY. A Participant shall be deemed to be permanently and totally disabled if he is eligible to receive benefits under the Company's long-term disability plan.

 1.8 PLAN means the Executive Deferred Compensation Plan set forth herein and as it may be amended from time to time.

 1.9 RETIREMENT means the date on which a Participant is retired in accordance with his employer's retirement plan, program, or policy.

 1.10 SHARE means a Share of the Company's authorized voting common stock and any Share or Shares of stock of the Company hereafter issued or issuable in substitution or exchange for each such Share.


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 1.11  SHARE UNIT is the entry in a Deferred Compensation Account of a credit equal to one Share.

 1.12 SUBSIDIARIES means corporations in which the Company, directly or indirectly owns fifty percent or more of the outstanding voting stock.

                                  ARTICLE II

                             DEFERRAL OF COMPENSATION

 2.1 ELECTION TO DEFER. A Participant may elect to defer all or a portion of his compensation to be awarded under the VIP by filing a written election with the Committee on forms to be prescribed by the Committee. Such election must include a designation of beneficiary and an irrevocable election of a method of payment as described in Articles IV and V. Any such election shall apply to compensation to be earned in years beginning after the effective date of the election. Any election made by a Participant under the predecessor Deferred Compensation Plan shall continue in effect under this Plan.

 2.2 AMOUNT OF DEFERRAL. The amount of compensation to be deferred in any year shall be designated by the Participant as a percentage of his compensation in multiples of 5% but shall not be less than 10%.

 2.3 TIME OF ELECTION. A separate election to defer must be filed for each year and must be received by the end of the year preceding the year in which the compensation is earned. Any election by a Participant with respect to a compensation in a given year will not preclude a different action with respect to compensation in subsequent years.

                                   ARTICLE III

                          DEFERRED COMPENSATION ACCOUNTS

 3.1 CREATION OF DEFERRED COMPENSATION ACCOUNT. The Company shall establish a Deferred Compensation Account for each Participant. The account will be the account the Company shall use to record any deferred compensation and any amount transferred from the predecessor Deferred Compensation Plan to this Plan as of November 1, 1988. The account shall be credited at the time Participant would have otherwise been entitled to such compensation.

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 3.2   CREDITING SHARE UNITS. Share Units shall be credited to a Participant's
       Deferred Compensation Account at the time the compensation would otherwise have been paid had no election to defer been made. The number of Share Units to be credited to the Deferred Compensation Account shall be determined by dividing the compensation by the closing price for Shares as reported on the New York Stock Exchange ("NYSE")-Composite Transactions on the day on which the compensation would otherwise have been paid. Any fractional Share Units shall also be credited to a Participant's Deferred Compensation Account. The number of Share Units in a Deferred Compensation Account shall be appropriately adjusted by the Committee in the event of changes in the Company's outstanding common stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization, and such adjustments shall be conclusive. Share Units shall not entitle any person to the rights of a stockholder.

 3.3 CREDITING CASH UNITS. Cash units shall be credited to a Participant's Deferred Compensation Account at the time the compensation would otherwise have been paid had no election to defer been made.

 3.4 CREDITING DIVIDEND EQUIVALENTS. As additional deferred compensation for Participants with Share Units credited to their Deferred Compensation Accounts, the Company shall credit the Participant's Deferred Compensation Account with Dividend Equivalents being equal to the dividends declared on the Company's common stock. The crediting shall occur when said dividends are paid. The number of Share Units to be credited to the Deferred Compensation Account shall be determined by dividing the Dividend Equivalents by the closing price for Shares as reported on the NYSE-Composite Transactions on the date the dividends are paid on the Company's Shares. Any fractional Share Units shall also be credited to a Participant's Deferred Compensation Account. During the seven months immediately before a date selected for withdrawal from the Share Unit account (other than the date of death, disability, termination, or retirement), dividend equivalents on share units shall be paid only in Cash Units.

 3.5 CREDITING INTEREST EQUIVALENTS. As additional deferred compensation for Participants with Cash Units credited to their Deferred Compensation Accounts, the Company shall credit the Participant's Deferred Compensation Account on a quarterly basis with an Interest Equivalent.


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 3.6   REDIRECTING DEFERRED UNITS. A Participant may direct from time to time, but not more than once in any 12-month period, that all or any part of the balance in the Participant's Deferred Compensation Account be changed from Cash Units to Share Units, based upon the closing price of Shares as reported on the NYSE-Composite Transactions on the date written instructions, with respect to the change, are received by the Company, provided that during the seven months immediately before a date selected for withdrawal from the Share Unit account (other than the date of death, disability, termination, or retirement) no transfer may be made from Cash Units to Share Units. For purposes of converting Cash Units into Share Units, there shall be taken into account interest accrued since the last quarterly valuation.

                                   ARTICLE IV

                        PAYMENT OF DEFERRED COMPENSATION

 4.1 TIME OF PAYMENT. All payments of a Participant's Deferred Compensation Account shall be made at, or shall commence on, the earliest of the following dates:

       (a)  Separation from employment,

       (b)  Retirement,

       (c)  Permanent and Total Disability, and

       (d) Death of a participant, in which case, payment will be made to the heir, beneficiary, or successor designated by the employee under
            Article V, provided, however, that the Participant may irrevocably designate such other date on which payment will commence, so long as the latest date shall not be more than three years following retirement or separation from employment.

 4.2 METHOD OF PAYMENT. Participant shall have the option of selecting either a lump sum payment or a series of annual installments (not exceeding 10), provided such election is irrevocable and made at the date of deferral. Participant shall receive in cash all deferred compensation credited to such Participant's Deferred Compensation Account. Share Units credited to the Participant's Deferred Compensation Account shall be valued at the closing price for Shares as reported on the NYSE-Composite Transactions on the day of payment.


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 4.3   HARDSHIP DISTRIBUTION. Participant may request a modification in the payment terms hereunder only in the event of severe financial hardship and only to the extent reasonably necessary to eliminate the hardship. Such request shall specify in detail the grounds for the requested modification and shall be referred to the Committee. A qualifying severe financial hardship must be caused by accident, illness, or event beyond the control of the Participant. The decision of the Committee with respect to the requested modification shall be solely at the discretion of the Committee and in accordance with its evaluation of the exigencies of the situation. Such decision shall be binding on the Company and Participant.

                                   ARTICLE V

                          DESIGNATION OF BENEFICIARIES

 The Participant shall name a beneficiary to receive any payments due him at the time of his death, with the right to change such beneficiary at anytime. The beneficiary named by a Participant under the predecessor Deferred Compensation Plan shall remain the Participant's beneficiary until changed by a Participant under this Plan. In case of a failure of designation or the death of the designated beneficiary without a designated successor, distribution shall be made to the person or persons designated as beneficiary in the designation most recently filed under the Oryx Energy Company Capital Accumulation Plan, or if no such designation has been made or the Participant is not participating in such programs, the surviving spouse of a deceased Participant, or, if there is no surviving spouse, the children of the Participant in equal shares (the share of any child who predeceases the Participant to go in equal shares to the issue of such deceased child), or if there is no surviving spouse, child, or issue of such children, the estate of the Participant. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated and filed with the Committee. Upon the Participant's death, any balance in the Participant's Deferred Compensation Account is payable under the method elected by the Participant or in such other manner as the Committee may determine in its sole discretion.


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                                   ARTICLE VI

                               SOURCE OF PAYMENTS

 All payments of deferred compensation shall be paid in cash from the general funds of the Company and the Company shall be under no obligation to segregate any assets in connection with the maintenance of the Deferred Compensation Account, nor shall anything contained in this Plan or any action taken pursuant to the Plan create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Company may designate to pay the amount credited to the Deferred Compensation Account shall at all times remain in the Company and Participant shall not have any property interest whatsoever in any specific assets of the Company. Participant's interest in the Deferred Compensation Account shall be limited to the right to receive payments pursuant to terms of this Plan and such rights to receive shall be no greater than the right of any other unsecured general creditor of the Company.

                                 ARTICLE VII

                           NONALIENATION OF BENEFITS

 Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under this plan except in accordance with Article V.

                                ARTICLE VIII

                             ACCEPTANCE OF TERMS

 The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries, and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant. This Plan shall not be construed in any way as an employment contract requiring the Company or Participant to continue the employment relation.






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                                 ARTICLE IX

                          ADMINISTRATION OF THE PLAN

 The Plan shall be administered by the Committee which shall have full authority and power to interpret, amend and administer the Plan and shall make such rules and regulations and establish such procedures for the administration of this Plan in its sole discretion as it deems appropriate. In the event of any dispute or disagreements as to the interpretation of this Plan or of any rules, regulation, or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons. The Committee may delegate any or all of its powers, duties or authority under this Plan to any person the Committee deems appropriate.

                                 ARTICLE X

                          TERMINATION AND AMENDMENT

 The Plan may be terminated at any time without notice or cause by the Compensation Committee in its sole discretion, and may be suspended or amended at any time without notice or cause by the Committee in its sole discretion provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their beneficiaries with respect to amounts credited to Deferred Compensation Accounts prior to such amendment or termination, without the written consent of the Participant.

                                ARTICLE XI

                               CONSTRUCTION

 In the case of any one or more of the provisions contained in this Plan shall be invalid, illegal, or unenforceable in any respect the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.






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                                ARTICLE XII

                               GOVERNING LAW

 This Plan shall be governed by the laws of the State of Texas.

                                ARTICLE XIII

                               EFFECTIVE DATE

 This Plan was originally effective on November 1, 1988. As amended and restated herein, it shall be effective on September 6, 1995.

                                          ORYX ENERGY COMPANY


                                          By:   /s/  FRANCES G. HEARTWELL
                                             --------------------------------


















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